FOR IMMEDIATE RELEASE NEWS

March 14, 2006 OTCBB: LFLT

DR. SALLY K. NELSON OF LIFELINE THERAPEUTICS, INC.
TO PRESENT AT OCC CONGRESS 2006

DENVER, Colorado — Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, today announced that Dr. Sally Nelson will present a scientific poster at the OCC Congress 2006 in Santa Barbara, California, March 15 — 18, 2006. The congress is the XIIth Annual Meeting of the Oxygen Club of California (OCC) on Oxidants and Antioxidants in Biology.

OCC is a scientific organization dedicated to enhancing interactions and providing meetings and discussion forums worldwide to those interested in free radicals in biological systems, oxidants and antioxidants in biology and medicine, micronutrients, nutrition and health.

Dr. Nelson, recently named the Company’s Science Coordinator, is also a co-author of “The induction of human superoxide dismutase and catalase in vivo: A fundamentally new approach to antioxidant therapy” published in the scientific journal Free Radical Biology & Medicine (Jan. 15, 2006). The human study demonstrated Protandim® was able to significantly reduce oxidative stress in men and women. Oxidative stress results when the balance between oxidants and antioxidant enzymes is upset. Oxidative stress, which many authorities believe is central to the cellular aging process, increases as we age. Furthermore, there are over a thousand scientific research studies indicating that high oxidative stress is associated with various diseases.

About Sally Nelson, PhD

Dr. Nelson is an Associate Clinical Professor in the Department of Pulmonary and Critical Care Medicine at the University of Colorado at Denver and Health Sciences Center, Denver, Colorado. Dr. Nelson recently became the Company’s Science Coordinator and is a shareholder in the Company.

About Lifeline Therapeutics

Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Protandim® product website at http://www.protandim.com.

Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT:

Lifeline Therapeutics, Inc.

Stephen K. Onody, CEO            Telephone: 720-488-1711

Gerald J. Houston, CFO            Fax: 303-565-8700